Exhibit 99.28(d)(1)

FPA GLOBAL ALLOCATION ETF
INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made as of ______________ by and between FPA Global Allocation ETF (the “Fund”), a series of the Investment Managers Series Trust III, a Delaware statutory trust (the “Trust”), and First Pacific Advisors, LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund wishes to retain the Adviser to render investment advisory and management services; and

WHEREAS, the Adviser is willing to perform such services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the Fund and the Adviser agree as follows:

1.             Appointment.

(a)               The Trust hereby employs the Adviser to provide investment advisory and management services for the Fund. This engagement is for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and set forth in this Agreement, for the compensation provided below.

2.             Advisory and Management Services. The Adviser, subject to the direction and supervision of the Trust’s Board of Trustees and in conformity with applicable law, the Trust’s Agreement and Declaration of Trust and By-Laws, as such documents are amended from time to time, Registration Statement, Prospectus and stated investment objectives, policies and restrictions, and the Trust’s compliance policies and procedures shall:

(a)           Manage the investment of the Fund’s assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, the determination of the industries and companies to be represented in the Fund’s portfolio, the formulation and implementation of the Fund’s investment program, the determination from time to time of the securities and other investments to be purchased, retained or sold by the Fund, and the voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund;

(b)           Place orders for the purchase or sale of portfolio securities for the Fund’s account with broker-dealers selected by the Adviser;

(c)           Supervise and administer the day-to-day operations of the Fund, including providing, arranging for or supervising the provision of certain services for the Fund necessary or appropriate for operating as an open-end investment company to the extent such services are not provided by persons not parties to this Agreement including, but not limited to:

(1)	monitoring the preparation of the Fund’s required filings with the Securities and Exchange Commission (the “SEC”) and other regulatory and self-regulatory organizations ;

(2)	filing of the Fund’s federal, state and local tax returns;

(3)	providing assistance with investor and public relations matters;

(4)	monitoring the valuation of portfolio securities;

(5)	monitoring the liquidity of portfolio securities;

(6)	monitoring the determination of net asset values, including fair valuations, of portfolio securities;

(7)	monitoring the registration of shares of the Fund under applicable federal and state securities laws;

(8)	notwithstanding the above, nothing in this Agreement shall be deemed to shift to the Adviser or to diminish the obligations of any agent of the Fund or any other person not a party to this Agreement which is employed to provide services to the Fund, and to the extent another agent or person provides such services to the Fund, the Adviser will supervise the provision of such services and not provide such services itself;

(d)           Furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request;

(e)           Furnish to the Fund office space at such place as may be agreed upon from time to time, and all office facilities, business equipment, supplies, utilities and telephone services necessary for managing the affairs and investments and keeping those accounts and records of the Fund that are not maintained by the Fund’s transfer agent, custodian, accounting or subaccounting agent;

(f)            Pay such expenses as are incurred by it in connection with providing the foregoing services, except as provided in Section 3 below

(g)           Respond to the reasonable requests of the Board of Trustees, including provision of full copies of all letters received by the Adviser during the term of this Agreement from the staff of the SEC regarding its examination of the activities of the Adviser as they relate to the Fund, unless such disclosure is prohibited by the SEC or, in the reasonable advice of Adviser’s counsel, is determined it should not be disclosed due to potential litigation or privilege concerns;

(h)           May, in performing its duties under this Section 2, choose to delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers. If the Adviser chooses to do so, such delegation may include but is not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-adviser; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act; and provided, further, that no such delegation shall relieve the Adviser from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. In connection with the Adviser’s responsibilities with respect to the Fund, if sub-advised, the Adviser shall (i) assess the Fund’s investment focus and investment strategy for each sub-advised portfolio of the Fund; (ii) perform diligence on and monitor the investment performance and adherence to compliance procedures of each investment sub-adviser providing services to the Fund; and (iii) seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional investment sub-advisers from time to time, as the Adviser deems appropriate, to enable the Fund to achieve its investment goals.

3.             Fund Expenses. The Fund assumes and shall pay or cause to be paid all expenses of the Fund, including, without limitation: (a) all costs and expenses incident to the public offering of securities of the Fund, including those relating to the issuance and registration of its securities under the Securities Act of 1933, as amended, and any filings required under state securities laws and any fees payable in connection therewith; (b) the charges and expenses of any custodian appointed by the Fund for the safekeeping of the cash, portfolio securities and other property of the Fund; (c) the charges and expenses of independent accountants; (d) the charges and expenses of stock transfer and dividend disbursing agent or agents and registrar or registrars appointed by the Fund; I the charges and expenses of any accounting or subaccounting agent appointed by the Fund to provide accounting services; (f) brokerage commissions, dealer spreads, and other costs incurred in connection with proposed or consummated portfolio securities transactions; (g) all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Trust to federal, state, local or other governmental agencies; (h) the cost and expense of printing and issuing certificates representing securities of the Trust; (i) fees involved in registering and maintaining registrations of the Trust under the 1940 Act; (j) all expenses of shareholders’ and trustees’ meetings, and of preparing, printing and mailing proxy, prospectuses and statements of additional information of the Funds or other communications for distribution to existing shareholders; (k) fees and expenses of trustees of the Trust who are not officers or employees of the Adviser; (1) all fees and expenses incident to the Fund’s dividend reinvestment plan; (m) charges and expenses of legal counsel to the independent trustees and to the Trust; (n) charges and expenses of legal counsel related to a transaction for the benefit of the Fund; (o) trade association dues; (p) interest payable on Fund borrowings; (q) any shareholder relations expense; (r) premiums for a fidelity bond and any errors and omissions insurance maintained by the Fund; and (s) any other ordinary or extraordinary expenses (including litigation expenses not incurred in the Fund’s ordinary course of business) incurred by the Fund in the course of its business. To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, such Fund shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund to the extent of the Adviser’s actual costs for providing such services.

4.             Compensation. As compensation for the services performed with respect to the Fund, the Fund shall pay the Adviser as soon as practicable after the last day of each month a fee for such month computed at an annual rate of 0.70% of the Fund’s net asset value, as may be amended from time to time.

For the purpose of calculating such fee, the Fund’s net asset value for a month shall be the average of the net asset values as determined for each business day of the month. If this Agreement becomes effective after the first day of a month, or terminates before the last day of a month, the compensation provided shall be prorated.

The Adviser may, but is not required to, reduce all or a portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction, reimbursement, or payment (collectively, “subsidies”) shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Adviser may also agree contractually to limit the operating expenses of the Fund. The Adviser may seek reimbursement of any subsidies made by the Adviser either voluntarily or pursuant to a contract. The reimbursement of any subsidy must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Adviser may not request or receive reimbursement for any subsidies before payment of the ordinary operating expenses of the Fund for the current fiscal year and cannot cause the Fund to exceed the limitation to which the Adviser has agreed in making such reimbursement.

The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

5.             Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of a Fund, and shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser or any such affiliated person may be acting. While information and recommendations supplied to the Fund shall, in the Adviser’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Fund, they may be different from the information and recommendations supplied by the Adviser or its affiliates to other investment companies, funds and advisory accounts. The Fund shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Fund recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Adviser to any other investment company, fund or advisory account.

6.             Portfolio Transactions and Brokerage. In placing portfolio transactions and selecting brokers or dealers, the Adviser shall endeavor to obtain on behalf of the Fund the best overall terms available and shall comply with Section 28(e) of the Securities Exchange Act of 1934. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the size of and difficulty in executing an order, the value of the expected contribution of the broker or dealer to the investment performance of the Fund on a continuing basis, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, and/or compensation, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the “brokerage and research services” provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer which provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Fund. The Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board of Trustees indicating the brokers to whom such allocations have been made and the basis therefor. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

7.             Agency Cross and Rule 17a-7 Transactions. The Adviser or its affiliates may participate in agency cross transactions involving the Fund provided that the Adviser acts in accordance with the Advisers Act, the 1940 Act, and the Trust’s applicable policies and procedures.

8.             Reports by Fund to Adviser. The Fund will from time to time furnish to the Adviser detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to the Fund’s investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

Errors and Omissions Insurance. The Adviser will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement, or will provide the Trust with at least 30 days’ advance written notice if the Adviser obtains such insurance in a lesser amount.

9.             Books and Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-l under the 1940 Act.

10.           Limitation of Liability; Indemnification. Neither the Adviser, nor any director, partner, manager, officer, agent or employee of the Adviser, shall be liable or responsible to the Fund or any of its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties. The Adviser shall discharge all of its duties enumerated under this Agreement in the interest of the Fund with the care, skill, prudence and diligence under the circumstances then prevailing that a person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, unless under the circumstances it is clearly prudent not to do so. The Fund agrees to indemnify and hold harmless the Adviser and its directors, partners, managers, officers, agents, and employees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except that such person shall not be indemnified against any liability resulting from such person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

11.           Nature of Relationship. The Fund and the Adviser are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. The Adviser is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Fund.

12.           Duration and Termination. This Agreement shall become effective upon its execution and shall continue in effect until two years from the date hereof, provided it is approved by the vote of a “majority of the outstanding voting securities” of the Fund. Thereafter, this Agreement shall continue in effect from year to year, provided its continuance is specifically approved at least annually (a) by vote of a “majority of the outstanding voting securities” of the Fund or by vote of the Board of Trustees of the Trust, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person or by such other means and pursuant to such terms as permitted by the SEC by regulation, exemptive order or otherwise, at a meeting called for the purpose of voting on such approval. The Trust (either by vote of its Board of Trustees or by vote of a “majority of the outstanding voting securities” of the Trust) may, at any time and without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Adviser. This Agreement shall automatically and immediately terminate in the event of its “assignment.” The Adviser may terminate this Agreement without payment of any penalty on sixty days’ written notice to the Trust.

13.           Definitions. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the SEC, or such interpretive positions as may be taken by the SEC or its staff under said Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

14.           Entire Agreement. This Agreement, including all Schedules hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

15.           Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the requirements of the 1940 Act and the terms hereof.

16.           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

17.           Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

18.           Name of Adviser. The parties agree that the Adviser has a proprietary interest in the name “FPA,” and the Fund agrees to promptly take such action as may be necessary to delete from its corporate name and/or the name of the Funds any reference to the name of the Adviser or the name “FPA,” promptly after receipt from the Adviser of a written request therefore.

19.           Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

20.           Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent applicable law of the State of Delaware, or any of the provisions herein conflict with applicable provisions of the 1940 Act, the latter shall control.

21.           Additional Limitation of Liability. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written in Los Angeles, California.

FPA GLOBAL ALLOCATION ETF, a Series of INVESTMENT MANAGERS SERIES Trust III

By:
Name:	Max Banhazl
Title:	Vice President

FIRST PACIFIC ADVISORS, LP
By: FPA GP, Inc.
Its: General Partner

By:
Name:
Title:

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